Exhibit 99.1

Archer Daniels Midland Company Announces Results of Offers to Purchase Certain Outstanding Debentures

CHICAGO, July 1, 2015—Archer Daniels Midland Company (NYSE: ADM) today announced the final results of its previously announced cash tender offers for up to $1,000,000,000 aggregate purchase price of its outstanding debentures (the “Debentures”), which expired at 5:00 p.m., New York City time, on June 30, 2015. ADM has also determined that the financing condition described in the Offer to Purchase dated June 1, 2015 has been satisfied.

ADM has accepted for purchase $794,348,000 aggregate principal amount of Debentures validly tendered and not withdrawn. The tender offers were previously amended to extend the early tender time to 5:00 p.m., New York City time, on June 30, 2015. Pursuant to the terms of the tender offers, as amended, ADM will pay aggregate Total Consideration of $961,416,860.46 for the Debentures accepted for purchase.

As further described in the Offer to Purchase, ADM accepted the Debentures for purchase in accordance with the Acceptance Priority Levels set forth in the table below and up to the aggregate purchase price of $1,000,000,000. ADM accepted for purchase 100% of the Debentures listed in the table below at Acceptance Priority Levels 1-10. Because the aggregate principal amount of the 4.479% Debentures due 2021 (the “2021 Notes”) that may be purchased is subject to a maximum tender amount of $250,000,000, ADM accepted for purchase on a pro rata basis approximately 77.4% of the 2021 Notes tendered.

ADM expects to make payment for the Debentures accepted for purchase in same-day funds today. Holders of Debentures accepted for purchase will be paid accrued interest to but excluding today. The Debentures not accepted for purchase will be promptly credited to the account of the registered holder of such Debentures with The Depository Trust Company or otherwise returned in accordance with the Offer to Purchase.

Up to $1,000,000,000 Aggregate Purchase Price of the Outstanding Debentures Listed Below

Title of Security (CUSIP No.)	Maximum Tender Amount	Acceptance Priority Level	Principal Amount Outstanding	Principal Amount Tendered		Principal Amount Accepted	Total Consideration*
6.950% Debentures due 2097 (039483 AP7)	N/A	1	$172,103,000	$13,584,000		$13,584,000	$1,438.63
5.375% Debentures due 2035 (039483 AU6)	N/A	2	$600,000,000	$130,008,000		$130,008,000	$1,181.42
5.765% Debentures due 2041 (039483 BC5)	N/A	3	$595,796,000	$217,428,000		$217,428,000	$1,262.55
5.935% Debentures due 2032 (039483 AT9)	N/A	4	$420,208,000	$37,553,000		$37,553,000	$1,246.38
6.625% Debentures due 2029 (039483 AR3)	N/A	5	$182,213,000	$22,390,000		$22,390,000	$1,288.40
6.750% Debentures due 2027 (039483 AN2)	N/A	6	$123,580,000	$5,131,000		$5,131,000	$1,289.85
7.500% Debentures due 2027 (039483 AM4)	N/A	7	$186,668,000	$36,406,000		$36,406,000	$1,346.23
7.000% Debentures due 2031 (039483 AS1)	N/A	8	$184,580,000	$20,168,000		$20,168,000	$1,338.26
6.450% Debentures due 2038 (039483 AX0)	N/A	9	$153,683,000	$26,964,000		$26,964,000	$1,334.42
8.375% Debentures due 2017 (039483 AH5)	N/A	10	$295,300,000	$34,719,000		$34,719,000	$1,131.43
4.479% Debentures due 2021 (039483 BB7)	$250,000,000(a)	11	$750,000,000	$322,843,000	(b)	$249,997,000	$1,120.94

*	Per $1,000 principal amount of Debentures accepted for purchase
(a)	Subject to a maximum tender amount of $250,000,000 aggregate principal amount as described in the Offer to Purchase
(b)	The principal amount tendered exceeded the maximum tender amount of $250,000,000 aggregate principal amount as described in the Offer to Purchase

Barclays Capital Inc., BofA Merrill Lynch, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, served as lead dealer managers, and D.F. King & Co., Inc. served as the tender and information agent for the tender offers. For additional information regarding the tender offers, please contact: Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect); BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect); Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect); J.P. Morgan Securities LLC at (800) 834-4666 (toll-free) or (212) 834-4811 (collect); or D.F. King & Co., Inc. at (866) 342-8290 (toll free) or (212) 269-5550 (collect).

This press release is not an offer to purchase or a solicitation of acceptance of the tender offers.

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve the vital needs of a growing world. Today, we’re one of the world’s largest agricultural processors and food ingredient providers, with more than 33,000 employees serving customers in more than 140 countries. With a global value chain that includes more than 460 crop procurement locations, 300 ingredient manufacturing facilities, 40 innovation centers and the world’s premier crop transportation network, we connect the harvest to the home, making products for food, animal feed, chemical and energy uses.

Archer Daniels Midland Company

Media Relations

Jackie Anderson

media@adm.com

312-634-8484